Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL OF ELECTION TO PARTICIPATE AND

EXERCISE WARRANT PURSUANT TO THE OFFER TO

EXERCISE AND EXCHANGE WARRANTS TO PURCHASE COMMON STOCK

DATED DECEMBER 11, 2018

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. (EST),

ON JANUARY 9, 2019 UNLESS THE OFFER IS EXTENDED

To:	Iota Communications, Inc.
540 Union Square
New Hope, PA 18938
Attention: Barclay Knapp, CEO

DELIVERY OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

I previously received a copy of Iota Communications Inc.’s (the “Company”) Offer to Exercise and Exchange Warrants to Purchase Common Stock, dated December 11, 2018, and any amendments thereto (the “Offer”). I elected to participate in the Offer, and delivered an executed Election to Participate and Exercise Warrants.

I hereby irrevocably withdraw my previously submitted Election to Participate and Exercise Warrants and reject the Offer.

I understand that by rejecting the Offer, my Warrants will not be exercised pursuant to the terms of the Offer and I will not receive any new common stock. I waive any right to receive any notice of the acceptance of this Notice of Withdrawal.

All capitalized terms used but not defined herein shall have the meanings ascribed to the Offer.

Date: _____________, ___

(Signature of Warrant Holder)

(Name of Signatory)

(Title, if Warrant Holder is not a natural person)

Telephone:

Fax:

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer to Exercise and Exchange and any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Offer to Exercise and Exchange (including these instructions) will be final and binding on all parties. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. None of the Company, the Placement Agent, or any other person will be obligated to give notification of defects or irregularities in exercises or incur any liability for failure to give notification.

IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE COMPANY ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER TO EXERCISE AND EXCHANGE AT 5:00 P.M. (EASTERN STANDARD TIME) ON JANUARY 9, 2019, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. HOWEVER, IF WE HAVE NOT ACCEPTED YOUR TENDERED WARRANTS AND OTHER ACCEPTANCE AND EXERCISE DOCUMENTS BY FEBRUARY 7, 2019, WHICH IS THE FORTIETH BUSINESS DAY FROM THE COMMENCEMENT OF THE OFFER TO EXERCISE AND EXCHANGE, YOU MAY CHANGE YOUR MIND AND SUBMIT A NOTICE OF WITHDRAWAL TO US AFTER FEBRUARY 7, 2019.